Exhibit 4.8



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                            STANDSTILL AGREEMENT

                                by and among

                          AMC ENTERTAINMENT INC.,

                                    and

                      APOLLO INVESTMENT FUND IV, L.P.

                     APOLLO OVERSEAS PARTNERS IV, L.P.

                       APOLLO INVESTMENT FUND V, L.P.

                      APOLLO OVERSEAS PARTNERS V, L.P.

                         APOLLO MANAGEMENT IV, L.P.

                                    and

                         APOLLO MANAGEMENT V, L.P.




                         Dated as of April 19, 2001



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                            STANDSTILL AGREEMENT

         This STANDSTILL AGREEMENT (this "Agreement") is made and entered into this 19th day of April 2001 by and among (i) AMC ENTERTAINMENT INC., a Delaware corporation (the "Company"), (ii) APOLLO INVESTMENT FUND IV, L.P., a Delaware limited partnership ("AIF IV") and APOLLO OVERSEAS PARTNERS IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV") and any other partnership or entity affiliated with and managed by Apollo over which Apollo exercises investment authority, including voting and dispositive rights, and to which either AIF IV or AOP IV assigns their interests under the Investment Agreement (as hereinafter defined)(collectively, the "Apollo IV Investors"), (iii) APOLLO INVESTMENT FUND V, L.P., a Delaware limited partnership ("AIF V") and APOLLO OVERSEAS PARTNERS V, L.P., a Cayman Islands exempted limited partnership ("AOP V") and any other partnership or entity affiliated with and managed by Apollo over which Apollo exercises investment authority, including voting and dispositive rights, and to which either AIF V or AOP V assigns any of their respective interests under the Investment Agreement (collectively, the "Apollo V Investors" and together with the Apollo IV Investors the "Apollo Investors"), (iv) APOLLO MANAGEMENT IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Investors ("Apollo IV Management") and (v) APOLLO MANAGEMENT V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Investors ("Apollo V Management" and together with Apollo IV Management and any other Person under common control with Apollo IV Management or Apollo V Management, "Apollo").

                            W I T N E S S E T H:
                            - - - - - - - - - -

                  WHEREAS, the Apollo Investors are concurrently with the execution hereof purchasing from the Company, and the Company is hereby issuing, selling, and delivering to the Apollo Investors, 92,000 shares of Series A Convertible Preferred Stock, par value 66 2/3(cent) per share (the "Series A Preferred"), and 158,000 shares of Series B Exchangeable Preferred Stock, par value 66 2/3(cent) per share (the "Series B Preferred" and, together with the Series A Preferred, the "Preferred Stock") pursuant to that certain Investment Agreement, dated as of April 19, 2001, by and among the Company, the Apollo Investors and Apollo (the "Investment Agreement");

                  WHEREAS, as a condition to the consummation of the transactions contemplated by the Investment Agreement, the parties have agreed to restrict the ability of the Apollo Investors and certain of their transferees to acquire or dispose of securities of the Company as set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE 1
                                DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         1.1.1 "AIF IV" shall have the meaning set forth in the recitals to this Agreement.

         1.1.2 "AIF V" shall have the meaning set forth in the recitals to this Agreement.

         1.1.3 "Affiliate" means, with respect to any Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; (ii) any other Person that owns, directly or indirectly, ten percent or more of such Person's capital stock or other equity interests or any officer or director of any such Person or other Person or, (iii) with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; provided, however, that with respect to Apollo or the Apollo Investors, the term "Affiliate" shall not include any limited partner of the Apollo Investors or their Affiliates nor any portfolio or investee companies of the Apollo Investors or their Affiliates so long as, in any case, (x) Apollo does not control or have investment authority over such limited partner or portfolio or investee company; (y) such limited partner or portfolio or investee company does not operate in the domestic theatrical exhibition industry or otherwise compete with the Company; and (z) Apollo or its Affiliates do not own, directly or indirectly, 33% or more of such portfolio or investee company's capital stock or other equity interests. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings. 1.1.1

         1.1.4 "AOP IV" shall have the meaning set forth in the recitals to this Agreement.

         1.1.5 "AOP V" shall have the meaning set forth in the recitals to this Agreement.

         1.1.6 "Apollo" shall have the meaning set forth in the recitals to this Agreement.

         1.1.7 "Apollo Group" shall mean (a) Apollo, (b) the Apollo Investors, (c) any Affiliate of Apollo (including but not limited to the Apollo Investors) controlled by Apollo such that Apollo has the legal or contractual power (including, without limitation, through negative control or through Apollo's designees or representatives on the board of directors or other governing body of such Affiliate or under the articles of incorporation or other constituent documents of such Affiliate or as a result of the voting rights of any securities or other instruments issued by such Affiliate) to direct the investments of such Affiliate or to cause such Affiliate to comply with the terms of this Agreement, and (d) any Person with whom Apollo or any Person included in the foregoing clauses (b) or (c) is part of a Group.

         1.1.8 "Apollo Investors" shall have the meaning set forth in the recitals to this Agreement.

         1.1.9 "Apollo IV Investors" shall have the meaning set forth in the recitals to this Agreement.

         1.1.10 "Apollo V Investors" shall have the meaning set forth in the recitals to this Agreement.

         1.1.11 "Associate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

         1.1.12 "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

         1.1.13 "Board" shall mean the Board of Directors of the Company.

         "B Trustees" shall mean Raymond F. Beagle, Jr. and Charles J. Egan, Jr., as (1) successor trustees of the 1992 Durwood, Inc. Voting Trust dated December 12, 1992, as amended and restated on August 12, 1997, (2) successor trustees of the trust created under the Revocable Trust Agreement dated August 14, 1989 of Stanley H. Durwood, as amended and restated on May 12, 1999, and (3) surviving trustees of the Stanley H. Durwood Foundation, or any successor trustees of any of the trusts referred to in clauses (1),
(2) or (3) above.

         1.1.14 "Certificate of Designations" shall mean the Certificate of Designations for the Series A Preferred and the Series B Preferred, setting forth the relative rights, preferences and terms of the Preferred Stock, as filed with the Secretary of State of the State of Delaware.

         1.1.15 "Class B Shares" shall mean the Class B Stock, par value 66 2/3(cent)per share, of the Company.

         1.1.16 "Common Stock" means the Company's Common Stock, par value 66 2/3(cent) per share, and any other class of common stock of the Company that may be created from time to time.

         1.1.17 "Company" shall have the meaning set forth in the recitals to this Agreement.

         1.1.18 "Derivative Security" shall mean any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating the Company or any of its Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, (i) any Voting Securities or any other equity security of the Company, (ii) any securities convertible into, or exchangeable for, any Voting Securities or other equity security of the Company or (iii) any obligations measured by the price or value of any shares of capital stock of the Company.

         1.1.19 "Disposition" shall have the meaning assigned thereto in
Section 5.1.

         1.1.20 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.1.21 "15% Acquisition" shall have the meaning assigned thereto in Section 4.2.

         1.1.22 "Foundation" shall mean The Stanley H. Durwood Foundation.

         1.1.23 "Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act. "Group" when used with reference to standards or tests that are based on securities other than Voting Securities shall have the foregoing meaning except that the words "Voting Securities" in the second line of the definition of "Group" shall be replaced with the words "securities of the Company."

         1.1.24 "Independent Director" shall means a member of the Board
(i) who is not and has never been an officer or employee of the Company, Apollo, the Apollo Investors or of their respective Affiliates, or of an entity that derived more than 5% of its revenues or earnings in its most recent fiscal year from transactions involving the Company, Apollo, the Apollo Investors or any of their respective Affiliates, (ii) who has no relationship or affiliation or compensation, consulting or contracting arrangement with the Company, the B Trustees, the Foundation, Apollo, any of the Apollo Investors or any other entity such that a reasonable person could regard such director as likely to be unduly influenced by the Company, the B Trustees, the Foundation, Apollo or the Apollo Investors and
(iii) who is nominated by the Nominating Committee of the Board in accordance with the procedures set forth in its charter, it being understood that the Company's existing directors elected by the holders of Common Stock will be deemed independent for purposes of this provision through at least the remainder of their current terms, provided, however, if the provisions set forth in the charter of the Nominating Committee are not then in effect, then it shall mean a member of the Board considered "independent" pursuant to the rules of the American Stock Exchange or other exchange on which the Company's securities are then traded or listed.

         1.1.25 "Investment Agreement" shall have the meaning set forth in the recitals to this Agreement.

         1.1.26 "Nominating Committee" shall have the meaning set forth in the Investment Agreement.

         1.1.27 "Other Investor Affiliates" shall have the meaning set forth in Section 4.1.

         1.1.28 "Permitted Underwriter" shall mean any underwriter who is in the business of underwriting securities and who, in the ordinary course of its business as an underwriter, acquires Voting Securities in connection with a public offering with the bona fide intention of reselling all of the Voting Securities so acquired pursuant to such public offering.

         1.1.29 "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting as an individual, fiduciary or other capacity.

         1.1.30 "Preferred Stock" shall mean, collectively, the Series A Preferred and the Series B Preferred.

         1.1.31 "Purchaser Standstill Agreement" shall have the meaning assigned thereto in Section 5.1(b)(II).

         1.1.32 "Purchasing Person" shall have the meaning assigned thereto in Section 5.1(b)(I).

         1.1.33 "Qualifying Tender Offer" shall mean shall mean a tender offer or similar transaction for all of the outstanding Common Stock of the Company that is made to all holders of Common Stock and is accepted by holders of a majority of the Company's outstanding shares of Common Stock not owned by Apollo or its Affiliates.

         1.1.34 "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated of even date herewith, by and among the Company and the Apollo Investors.

         1.1.35 "Requisite Independent Directors" shall mean, at any time of determination, a majority of the Independent Directors who were elected by the holders of the Company's Common Stock voting as a class.

         1.1.36 "Securities Act" shall mean the Securities Act of 1933, as amended. 1.1.1

         1.1.37 "Series A Preferred" shall have the meaning set forth in the recitals to this Agreement.

         1.1.38 "Series B Preferred" shall have the meaning set forth in the recitals to this Agreement.

         1.1.39 "Standstill Period" shall mean the period commencing on the date hereof and ending on the fifth anniversary hereof.

         1.1.40 "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate votes represented by all then outstanding Voting Securities including, with respect to shares of Preferred Stock outstanding, the number of votes accorded to the underlying Common Stock into which such Preferred Stock is convertible (including the Common Stock which would be issued upon conversion of any shares of Series A Preferred which were, in turn, issued upon conversion of shares of Series B Preferred).

         1.1.41 "Transaction Documents" shall mean this Agreement, the Investment Agreement, the Certificate of Designations and the Registration Rights Agreement.

         1.1.42 "Trust" shall mean, collectively, (i) the 1992 Durwood, Inc. Voting Trust dated December 12, 1992, as amended and restated on August 12, 1997, (2) the trust created under the Revocable Trust Agreement dated August 14, 1989 of Stanley H. Durwood, as amended and restated on May 12, 1999, and (3) the Foundation.

         1.1.43 "Voting Securities" means the shares of the Company's Common Stock, the Class B Shares, any other securities of the Company having the general voting power under ordinary circumstances to elect members of the Board of the Company, the Preferred Stock, and any other securities which are convertible into, or exchangeable for, Voting Securities.

         1.1.44 "Voting Power" shall mean, calculated at a particular point in time, the aggregate votes represented by all the then outstanding Common Stock, the Class B Shares and any other securities of the Company then entitled to vote generally in the election of directors of the Company.


                                 ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES
                     OF APOLLO AND THE APOLLO INVESTORS

         Each of Apollo and the Apollo Investors, severally and not jointly, hereby represents and warrants to the Company as follows:

         Section 2.1 Authority. Each of Apollo and the Apollo Investors has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation by Apollo and the Apollo Investors of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Apollo and the Apollo Investors.

         Section 2.2 Enforceability. This Agreement has been duly executed and delivered by Apollo and the Apollo Investors and constitutes its legal, valid and binding obligation enforceable against each of them in accordance with its terms, except as the same may be limited by the terms of this Agreement or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         Section 2.3 No Conflicts. The execution and delivery of this Agreement by the Apollo and the Apollo Investors, and the performance by each of them of their respective obligations hereunder, will not (a) contravene any provision of the organizational documents of Apollo or the Apollo Investor, (b) violate or conflict with any material law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any governmental authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Apollo or the Apollo Investors; (c) conflict with, result in any breach of, or constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material agreement which is applicable to, binding upon or enforceable against Apollo or the Apollo Investors, except for such violations or breaches which would not, in the aggregate, inhibit the ability of Apollo or the Apollo Investors to perform their respective obligations hereunder; or (d) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person, except for such approvals, registrations, declarations, notices and filings, the failures of which to be made or obtained, would not in the aggregate inhibit the ability of Apollo or the Apollo Investors to perform their respective obligations hereunder.

         Section 2.4 Investment Experience. Apollo and each Apollo Investor understands that the purchase of the Preferred Stock made pursuant to the Investment Agreement and the agreement to be bound by the provisions hereof involves risk. Each of Apollo and the Apollo Investors acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Voting Securities owned by it and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in Voting Securities of the Company and its agreement to be bound hereby.


                                 ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES
                                 OF APOLLO

         Apollo hereby represents and warrants to the Company as follows:

         Section 3.1 Control by Apollo. Apollo is the investment manager of, and possesses the ability to direct the investments of, each Apollo Investor. Apollo controls the Apollo Investors and has the authority to cause the Apollo Investors to perform their respective obligations under this Agreement and the other Transaction Documents. Apollo, in its capacity as investment manager, general partner or manager of the Apollo Investors, has the requisite power and has taken all necessary corporate or partnership action required to cause the Apollo Investors to execute and deliver this Agreement and perform their respective obligations hereunder.


                                 ARTICLE 4
                         ACQUISITIONS OF SECURITIES
                      AND OTHER RESTRICTED ACTIVITIES

         Section 4.1 Restrictions During the Standstill Period. During the Standstill Period, unless requested by the Requisite Independent Directors, each of Apollo and the Apollo Investors shall not, and Apollo shall cause each other member of the Apollo Group not to, and shall use its reasonable best efforts to cause any controlling person or general partner of Apollo (the "Other Investor Affiliates") not to, directly or indirectly, alone or in concert with others:


                  (a) acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other Group or otherwise, Beneficial Ownership of any Voting Securities, Derivative Securities or any other securities of the Company or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Voting Securities, other than:

                  (i) the acquisition by Apollo or a member of the Apollo Group of not more than 500,000 Class B Shares or shares of Common Stock from the Trust;

                  (ii) the acquisition by Apollo or a member of the Apollo Group of debt securities of the Company;

                  (iii) the acquisition of Voting Securities as a result of any stock split, stock dividend (including dividends paid in Additional Securities (as such term is defined in the Certificate of Designations) on the Preferred Stock) or other distributions, recapitalizations or offerings made available by the Company to holders of a class or series of Voting Securities generally;

                  (iv) the acquisition of Preferred Stock pursuant to the Investment Agreement (including the Series A Preferred and Common Stock issuable upon conversion or exchange of the Preferred Stock, as the case may be);

                  (v) the repurchase by any Apollo Investor of any shares of Preferred Stock from any transferee thereof;

                  (vi) the acquisition by Apollo or a member of the Apollo Group of Class B Shares or shares of Common Stock owned by the Trust which the Trust has determined to sell in circumstances where the effect of such sale would be to cause this Agreement to terminate pursuant to Section 6.1 of this Agreement; provided such acquisition is approved by the Requisite Independent Directors; and

                  (vii) subject to the provisions of Section 4.2, the acquisition of Voting Securities by Apollo or a member of the Apollo Group following a 15% Acquisition.

                  (b) propose or take substantial steps to effect (in either case, on behalf of itself or to or with a third party) any merger, business combination, restructuring, recapitalization or similar transaction involving the Company or any of its Subsidiaries or the sale or other disposition outside the ordinary course of business of any material portion of the assets of the Company or any of its Subsidiaries; provided, however, that nothing set forth in this clause (b) will prohibit Apollo's activities acting together with the Chief Executive Officer of the Company in connection with possible acquisitions and dispositions within parameters previously discussed with, and approved by, the Company's Board from time to time;

                  (c) seek election to, seek to place a representative on, or seek the removal of any member of, the Board, except pursuant to the rights granted to the holders of Preferred Stock in the Certificates of Designations therefor;

                  (d) engage in any "solicitation" (within the meaning of Rule 14a-1 under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors) with respect to the Company, or become a participant in any election contest or, unless first approved by the Requisite Independent Directors, execute any written consent in lieu of a meeting of the holders of any class of Voting Securities that is solicited by or on behalf of any shareholder of the Company;

                  (e) unless first approved by the Requisite Independent Directors, initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal (as described in Rule 14a-8 under the Exchange Act or otherwise) with respect to the Company;

                  (f) form, join or in any way participate in or assist in the formation of a Group with respect to any Voting Securities (other than, with respect to Apollo, any such "group" consisting exclusively of Apollo and its controlled Affiliates) or, in the case of Apollo or any member of the Apollo Group, enter into any agreement with any Person limiting Apollo's discretion with respect to the exercise of the Preferred Stock Approval Rights granted under the Investment Agreement;

                  (g) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities, except for any voting trust or arrangement or agreement with respect to the voting of such Voting Securities with an Affiliate of Apollo or the Apollo Investors;

                  (h) otherwise act, alone or in concert with others, in a manner designed or having the deliberate effect of circumventing the restrictions otherwise imposed hereunder;

                  (j) disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing; or

                  (k) except as otherwise permitted by this Agreement, finance any other Persons in connection with any of the activities prohibited by the foregoing clauses (a) through (j);

provided that nothing in this Section 4.1 shall (I) prohibit any individual who is serving as a Director of the Company, solely in his or her capacity as such Director, from taking any action or making any statement which, in such Director's best judgment, is in the best interests of the Company's stockholders, or (II) restrict any disclosure or statements required to be made by Apollo or any Apollo Investor under applicable law to the extent any such requirement does not arise from actions by Apollo or such Apollo Investor inconsistent with this Agreement.

         Section 4.2 Restrictions After the Standstill Period. After the earlier to occur of (i) expiration of the Standstill Period and (ii) the date on which any Person (other than the Trust, the Apollo Investors or their respective Affiliates) acquires shares of Common Stock or Class B Shares and, after giving effect to such acquisition, such Person Beneficially Owns Voting Securities representing more than 15% of the Voting Power (any such event, a "15% Acquisition"), and continuing until the date of termination of this Agreement, each of Apollo and the Apollo Investors shall not, and Apollo shall cause each other member of the Apollo Group not to, and shall use its reasonable best efforts to cause Other Investor Affiliates not to, directly or indirectly, alone or in concert with others, take any action of the type described in clause (a) of Section 4.1, except that:

                  (a) Apollo or a member of the Apollo Group may purchase, or offer to purchase, additional Voting Securities pursuant to a Qualifying Tender Offer; and

                  (b) Apollo or a member of the Apollo Group may propose a merger, business combination, restructuring, recapitalization or similar transaction involving the Company if such transaction is contingent upon approval of the holders of a majority of the Company's outstanding shares of Common Stock not owned by Apollo or its Affiliates (or, if such transaction is effected pursuant to a tender offer, such transaction is effected in a Qualifying Tender Offer).


                                 ARTICLE 5
                     DISPOSITIONS OF VOTING SECURITIES

         Section 5.1 Restrictions on Disposition. Each of Apollo and the Apollo Investors shall not, and Apollo shall cause each other member of the Apollo Group not to, and shall use its reasonable best efforts to cause Other Investor Affiliates not to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another Person), alone or in concert with others, sell, assign, transfer, pledge, hypothecate, grant any option with respect to or otherwise dispose of any interest in (or enter into an agreement or understanding with respect to the foregoing) any Voting Securities (a "Disposition"), except as set forth below in this Section 5.1.

                  (a) Dispositions may be made by Apollo or any Apollo Investor to any Affiliate satisfying the qualifications of clause
         (c) in the definition of "Apollo Group", provided, that any such Affiliate at all times continues to meet the qualifications of such clause (c), and provided further that any such Affiliate shall agree in writing to be bound by this Agreement.

                  (b) Dispositions of Voting Securities may be made by an Apollo Investor to Persons other than members of the Apollo Group and Other Investor Affiliates pursuant to (i) a public offering effected in accordance with the Registration Rights Agreement and effecting a broad distribution of such Voting Securities offered,
         (ii) sales permitted by the provisions of Rule 144 or Section 4(1) of the Securities Act, each as currently in effect, or (iii) in privately-negotiated transactions; provided, however, that

                           (I) Dispositions shall not be made pursuant to
                  clauses (i), (ii), or (iii) of this Section 5.1(b) if any Person (other than a Permitted Underwriter) to whom the Disposition in question is made would, after giving effect to such Disposition, together with such Person's Affiliates and Associates and the members of any Group existing with respect to Voting Securities of which such Person is a part (any such Person and its Affiliates, Associates and Group members being collectively referred to herein as a "Purchasing Person"), Beneficially Own Voting Securities representing more than 15% of the Total Voting Power then outstanding.

                           (II) Notwithstanding the provisions of the
                  immediately preceding paragraph, a Disposition resulting in a Purchasing Person Beneficially Owning Voting Securities representing more than 15% of the Total Voting Power may be effected if (x) such Disposition has been approved by the Requisite Independent Directors and (y) such Purchasing Person (including each member of any Group, if such Purchasing Person is not an individual shareholder) shall have executed and delivered to the Company a written agreement (in form and substance reasonably satisfactory to the Company) pursuant to which such Purchasing Person agrees to be bound by this Agreement to the same extent as Apollo as if references to Apollo herein were to such Purchasing Person (any such agreement, a "Purchaser Standstill Agreement").

                  (c) Dispositions may be made pursuant to a tender offer, exchange offer, merger, business combination or similar transaction for at least 51% of the outstanding Voting Securities if:

                           (I) in the case of any tender offer, exchange
                  offer, merger, business combination or similar transaction in which Apollo, any member of the Apollo Group or any Apollo Investor (1) purchases or acquires additional Voting Securities, (2) retains any Voting Securities or (3) if any such party owns shares of Common Stock before such transaction, receives additional or different consideration for any such shares of Common Stock than the consideration received by the other holders of the Company's Common Stock, such tender offer, exchange offer, merger, business combination or similar transaction has been approved by the holders of a majority of the Company's outstanding shares of Common Stock and Class B Shares not owned by Apollo, any member of the Apollo Group or any Apollo Investor; or

                           (II) in the case of any tender offer, exchange
                  offer, merger, business combination or similar transaction not of the type described in clause (I), such tender offer, exchange offer, merger, business combination or similar transaction has been approved by the Requisite Independent Directors.

                  (d) Each of Apollo and the Apollo Investors shall, and Apollo shall cause each other member of the Apollo Group to, and shall use its reasonable best efforts to cause Other Investor Affiliates to, give the Company written notice after effecting a Disposition in accordance with this Section 5.1.

         Section 5.2 Restrictions on Conversion of Series A Preferred.

                  (a) During the Standstill Period, the Apollo Investors shall not, and Apollo shall cause each member of the Apollo Group not to, and shall use its reasonable best efforts to cause Other Investor Affiliates not to, convert any shares of Series A Preferred into Common Stock, except in connection with a Disposition effected pursuant to paragraph (b) below.

                  (b) If, at any time during the Standstill Period, any Apollo Investor, any member of the Apollo Group or any Other Investor Affiliate desires to effect a Disposition of any shares of Series A Preferred to any Person other than members of the Apollo Group and Other Investor Affiliates, such party may, as part of such Disposition, elect to convert such shares of Series A Preferred into Common Stock prior to transfer to such purchasing Person. In order to convert shares of Preferred Stock to effect any such Disposition, the selling Apollo Investor, member of the Apollo Group or Other Investor Affiliate shall deliver the Company, on or before the proposed settlement date of such Disposition, written notice of its intention to convert Series A Preferred as part of a Disposition (a "Disposition Notice"). The Disposition Notice shall set forth the number of shares of Series A Preferred that shall be converted into Common Stock, the sale price for such shares and the purchasing Person in whose name the Common Stock shall be registered. Upon surrender by the selling Apollo Investor, member of the Apollo Group or Other Investor Affiliate of certificates representing the shares of Series A Preferred that are being converted as part of such Disposition, the Company shall issue to the purchasing Person certificates representing the appropriate number of shares of Common Stock. Any Disposition pursuant to a third party made under this Section 5.2(b) shall comply with the provisions of Section 5.1 hereof, including Section 5.1 (b) (II).

         Section 5.3 Disposition of Class B Shares. In the event Apollo, any Apollo Investor or any other member of the Apollo Group acquires any Class B Shares, Apollo shall not, and shall cause each Apollo Investor or member of the Apollo Group not to, sell, assign, pledge or otherwise transfer such Class B Shares to any third party (other than transfers by Apollo to an Affiliate satisfying the qualifications of clause (c) in the definition of "Apollo Group") unless such Class B Shares are first converted into Common Stock in accordance with the provisions provided therefor in the Company's Certificate of Incorporation.


                                 ARTICLE 6
                                TERMINATION

         Section 6.1 Termination. This Agreement shall terminate on earliest to occur of:

                  (a) the tenth anniversary hereof;

                  (b) the date that any Person (other than Apollo or any member of the Apollo Group or any of their respective Affiliates or any Person approved by a majority of the Company's Board (including at least one designee of the Series A Preferred)) acquires or enters into an agreement to acquire Class B Shares or shares of Common Stock if, after giving effect to such acquisition, such Person Beneficially Owns Voting Securities representing more than 20% of the Voting Power of the Company, unless such Person has entered into a Purchaser Standstill Agreement in connection with such acquisition.

                  (c) the termination of this Agreement in writing by the Company with the approval of the Requisite Independent Directors.

If the potential acquisition of shares by a Person which caused the termination of this Agreement pursuant to Section 6.1 (b) is not consummated for any reason within 60 days of such agreement to acquire having been entered into (or until the date such Person ceases to actively attempt to acquire such shares pursuant to such agreement), Apollo and the Apollo Investors agree that (i) all of the provisions of this Agreement will be binding upon each of them from and after such date with full force and effect as if such termination had never occurred and (ii) each of them will vote all of the shares of capital stock of the Company acquired by them during such 60 day period pro rata in accordance with the votes (other than Apollo, the members of the Apollo Group, and their respective Affiliates) of the holders of securities of the same class on all matters submitted for the vote of such holders until any subsequent termination of this Agreement in accordance with Section 6.1 hereof.

         Section 6.2 Effect of Termination.


                  (a) If this Agreement is terminated in accordance with
         Section 6.1, hereof, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of this Section 6.2 and Sections 7.4, 7.5, 7.6, 7.7,
         7.10 and 7.11 shall remain in full force and effect, (ii) if this Agreement is terminated in accordance with Section 6.1(b) hereof,
         Article V and Section 7.8 shall remain in full force and effect, and (iii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder, regardless of whether such party terminated this Agreement.

                  (b) The Company agrees to notify Apollo promptly upon it having knowledge that the Trust has made a determination to sell, and has identified a potential purchaser to buy, Class B Shares or shares of Common Stock.


                                 ARTICLE 7
                               MISCELLANEOUS

         Section 7.1 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the execution of this Agreement.

         Section 7.2 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereby agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals. In case at any time after the execution of this Agreement, further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall cause their proper officers or directors to take all such necessary action.

         Section 7.3 Legend. Each of the parties hereto acknowledges that the certificates representing shares of Preferred Stock purchased by pursuant to the Investment Agreement shall be subject to stop transfer restrictions, and shall contain a legend substantially as set forth below (except that the first sentence of such legend shall not be placed on any shares of Common Stock issuable upon conversion of Series A Preferred that have been registered under the Securities Act or if, in the opinion of counsel, such sentence is not required under the Securities Act):

      "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN A STANDSTILL AGREEMENT DATED AS OF APRIL 19, 2001 BETWEEN AMC ENTERTAINMENT INC. AND CERTAIN OTHER INVESTORS NAMED THEREIN, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF AMC ENTERTAINMENT INC."

         Section 7.4 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor.

         (a)      If to the Company, to:

                  AMC Entertainment Inc.
                  106 West 14th Street
                  Kansas City, Missouri 64105
                  Attention:  Peter C. Brown
                  Facsimile:  816-480-2517

                  With a copy to:

                  Lathrop & Gage L.C.
                  2345 Grand Blvd.
                  Suite 2800
                  Kansas City, Missouri 64108
                  Attention: Raymond F. Beagle, Jr.
                  Facsimile:  816-292-2001

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attention: Eileen T. Nugent
                  Facsimile: 212-735-2000

         (b)      If to Apollo or to any Apollo Investor, to:

                           c/o Apollo Management, L.P.
                  1301 Avenue of the Americas
                  38th Floor
                  New York, NY 10019
                  Attention: Marc Rowan
                  Facsimile: 212-515-3262

                           With a copy to:

                  Akin, Gump, Straus, Hauer & Feld, L.L.P.
                  1333 New Hampshire Avenue, N.W.
                  Washington, D.C. 20036
                  Attention:  Bruce S. Mendelsohn
                  Facsimile:  202-887-4288

         (c) If to any other Investor or to any other holder of capital stock of the Company, addressed to such holder at the address of such holder in the record books of the Company; or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         Section 7.5 Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 7.6 Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         Section 7.7 Entire Agreement; Amendment. This Agreement and the Investment Agreement (together with all the annexes or exhibits thereto) set forth the entire agreement between the parties hereto with respect to the matters provided herein and therein. The provisions of this Agreement govern the subject matter set forth herein and, except as set forth herein, no provision in this Agreement shall prevent the exercise of the rights, privileges and preferences of or the performance of the obligations of Apollo or the Apollo Investors provided under the Certificate of Designations, Registration Rights Agreement and the Investment Agreement. Any provision of this Agreement may be amended, modified or waived in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. With respect to the Company, approval of any amendment, modification or waiver will be given and effective only upon approval by the Requisite Independent Directors. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

         Section 7.8 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties hereto.
Section 1.1

         Section 7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         Section 7.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and interpreted, in accordance with, the laws of the State of New York, without regard to conflicts of laws. The parties hereto irrevocably (a) submit to the exclusive personal jurisdiction of any state or federal court located in the City of New York in the State of New York in any suit, action or other legal proceeding relating to this Agreement; (b) agree that all claims in respect of any such suit, action or other legal proceeding may be heard and determined in, and enforced in and by, any such court; and (c) waive any objection that they may now or hereafter have to venue in any such court or that such court is an inconvenient forum.

         Section 7.11 Remedies; Waiver. To the extent permitted by applicable law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.


         IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                                    AMC ENTERTAINMENT INC.

                                    By:  /s/ Peter C. Brown
                                    ----------------------------------
                                    Name: Peter C. Brown
                                    Title: Chief Executive Officer


                                    APOLLO MANAGEMENT IV, L.P.

                                    By: AIF Management, Inc.,
                                        its General Partner

                                    By:  /s/ Marc Rowan
                                    ----------------------------------
                                    Name: Marc Rowan
                                    Title: Vice President


                                    APOLLO MANAGEMENT V, L.P.

                                    By: AIF Management, Inc.,
                                        its General Partner

                                    By: /s/ Marc Rowan
                                    ----------------------------------
                                    Name: Marc Rowan
                                    Title: Vice President


                                    APOLLO INVESTMENT FUND IV, L.P.

                                    By:  APOLLO ADVISORS IV, L.P.
                                         its general partner

                                    By:  Apollo Capital Management IV, Inc.
                                         its general partner

                                    By:  /s/ Marc Rowan
                                    ----------------------------------
                                    Name: Marc Rowan
                                    Title: Vice President

                                    APOLLO OVERSEAS PARTNERS IV, L.P.

                                    By:  APOLLO ADVISORS IV, L.P.
                                         its general partner

                                    By:  Apollo Capital Management IV, Inc.
                                         its general partner

                                    By:  /s/ Marc Rowan
                                    ----------------------------------
                                    Name: Marc Rowan
                                    Title: Vice President


                                    APOLLO INVESTMENT FUND V, L.P.

                                    By:  APOLLO ADVISORS IV, L.P.
                                         its general partner

                                    By:  Apollo Capital Management IV, Inc.
                                         its general partner

                                    By:  /s/ Marc Rowan
                                    ----------------------------------
                                    Name: Marc Rowan
                                    Title: Vice President


                                    APOLLO OVERSEAS PARTNERS V, L.P.

                                    By:  APOLLO ADVISORS IV, L.P.
                                         its general partner

                                    By:  Apollo Capital Management IV, Inc.
                                         its general partner

                                    By:  /s/ Marc Rowan
                                    ----------------------------------
                                    Name: Marc Rowan
                                    Title: Vice President